Exhibit 10.1

Vical Incorporated

Non-Employee Director Compensation Policy

Director Fees

The Chairman of our Board of Directors receives an annual fee of $25,000. Each of our other non-employee directors receives an annual fee of $20,000. Each non-employee director, including the Chairman of the Board, also receives $1,500 for each meeting of the Board of Directors attended by such director.

Non-employee directors also receive fees for participation on committees of the Board of Directors. The Chairman of our Audit Committee receives an annual fee of $10,000 and each other member of the Audit Committee receives an annual fee of $5,000. The Chairman of our Compensation Committee receives an annual fee of $5,000 and each other member of the Compensation Committee receives an annual fee of $2,500. The Chairman of our Nominating/Governance Committee receives an annual fee of $5,000 and each other member of the Nominating/Governance Committee receives an annual fee of $2,500. All fees (except for expenses, which are reimbursed as provided below) are paid quarterly.

Non-employee directors are also reimbursed for their expenses for each Board or committee meeting attended. To the extent that any taxable reimbursements are provided, they shall be made or provided in accordance with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance thereunder and any state law of similar effect, including, but not limited to, the following provisions: (a) the amount of any such expense reimbursement provided during the individual’s taxable year shall not affect any expenses eligible for reimbursement in any other taxable year, (b) the reimbursement of the eligible expense shall be made no later than the last day of the individual’s taxable year that immediately follows the taxable year in which the expense was incurred, (c) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

Director Equity Awards

Under our Amended and Restated Stock Incentive Plan, each of our new non-employee directors, on the date of his or her election to the Board of Directors, receives (a) an option to purchase 90,000 shares of our common stock at its fair market value on the date of grant and (b) a restricted stock unit (“RSU”) covering 30,000 shares of our common stock. The shares subject to these options and RSUs generally vest 25% on the first anniversary of the date of grant, with the remaining shares vesting quarterly over the next three years.

Each non-employee director who has served on our Board of Directors for at least six months on the date of each regular Annual Meeting of Stockholders also receives an annual grant of (a) an option to purchase 56,250 shares of our common stock and (b) a RSU covering 18,750 shares of our common stock. These options and RSUs vest in full on the date of the regular Annual Meeting of Stockholders for the year following the year in which the option and RSU were granted. No more than an aggregate of 30% of the shares available under our Stock Incentive Plan are available for grant to non-employee directors. Our Board of Directors may provide discretionary grants under the Stock Incentive Plan to our non-employee directors.

The Chairman of our Board of Directors receives an annual grant of (a) an option to purchase 90,000 shares of our common stock under the Stock Incentive Plan (in lieu of the annual grant of an option to purchase 56,250 shares which he would otherwise receive as a non-employee director) and (b) a RSU covering 30,000 shares of our common stock (in lieu of the annual grant of a RSU to purchase 18,750 shares which he would otherwise receive as a non-employee director). The option and RSU granted to the Chairman also vest in full on the date of the regular Annual Meeting of Stockholders for the year following the year in which the option and RSU were granted.

At the time an RSU is granted the non-employee director may make an irrevocable election to defer the release of the common stock underlying the RSU to a future date which is after its vesting date. The par value of $0.01 per share of the underlying shares of an RSU grant is paid by the non-employee director on the date of grant.